FOR IMMEDIATE RELEASE

Core Molding Technologies Reports Fiscal 2025 Third Quarter Results
2025 Full Year Sales Guidance Down 10% to 12% from Prior Year, and Well-Positioned to
Accelerate 2026 New Program Launches

COLUMBUS, OH, November 4, 2025 – Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”), a leading engineered materials company specializing in molded structural products, principally in building products, industrial and utilities, medium and heavy-duty truck and powersports industries across the United States, Canada and Mexico today reports financial and operating results for the fiscal periods ended September 30, 2025.

David Duvall, the Company’s President and Chief Executive Officer, and Eric Palomaki, Chief Operating Officer, commented, “While topline challenges persist, we are enthusiastic about Core Molding’s Invest for Growth achievements, highlighted by $47 million in new incremental business scheduled to launch over the next two years. These programs reflect a balanced mix of market share gains, wallet-share expansion with existing customers, and new business wins — including key opportunities in SMC and topcoat applications. Our $25 million strategic investments in organic growth are advancing as we expand Core’s Matamoros plant and establish a new greenfield facility in Monterrey, Mexico. These initiatives enhance our ability to serve a major truck customer with superior quality and service, while leveraging DCPD molding and paint capabilities to drive long-term growth.

“Our continuous improvement ‘Must Win Battle’ initiatives reached record levels this quarter. Thanks to the hard work of our teams, we achieved just 2% scrap, zero inventory variance, on-time delivery rates above 98%, and PPM (parts per million) under 100. These results show that our culture of operational discipline and excellence is deeply embedded across our plants. Our strategy from the outset of this multi-year transformation has been straightforward — first fix the organization, then accelerate growth. We are proud of our teams and also proud to be trusted partners to our customers.”

Alex Panda, the Company’s EVP and Chief Financial Officer, said, “Similar to the first half of 2025, the majority of the third quarter’s sales declines resulted from the known Volvo Transition and persistently lower demand in truck. Despite double-digit sales declines in the third quarter, we maintained solid margins, earnings, and EBITDA, and are well-positioned with a strong balance sheet to take advantage of organic growth opportunities. Once again, we maintained gross margins within our signaled range of 17% to 19% by continuing to deliver operational excellence and focusing on cost control. We expect our 2025 full-year sales to be down 10% to 12% year over year.”

Third Quarter 2025 Highlights

•Total net sales of $58.4 million decreased 19.9% compared to the prior year third quarter.
•Gross margin of $10.1 million, or 17.4% of net sales, compared to 16.9% of net sales in the prior year third quarter. Increase primarily due to favorable impacted by higher operational efficiencies and product mix of 1.6%, offset by lower fixed cost leverage of 0.8% and net changes in selling price and raw material costs of 0.3%.
•Selling, general, and administrative expenses of $7.6 million, or 13.0% of net sales, compared to $8.7 million, or 12.0% of net sales for the prior year third quarter. Selling, general, and administrative expense, excluding one-time footprint optimization cost of $0.2 million was $7.4 million, or 12.5% of net sales.
•Operating income of $2.6 million, or 4.4% of net sales, compared to operating income of $3.6 million, or 4.9% of net sales for the prior year third quarter.
•Net income of $1.9 million, or $0.22 per diluted share, compared to net income of $3.2 million, or $0.36 per diluted share for the prior year third quarter. Adjusted net income1 of $2.1 million, or $0.24 per diluted share.
•Adjusted EBITDA1 of $6.4 million, or 11.0% of net sales, compared to $7.5 million, or 10.3% for the prior year third quarter.

Nine Month 2025 Highlights

•Total net sales of $199.1 million decreased 17.0% compared to the prior year nine month period .
•Gross margin of $36.2 million, or 18.2% of net sales, compared to 18.1% of net sales in the prior year nine-month period.
•Selling, general, and administrative expenses of $25.6 million, or 12.9% of net sales, compared to $27.6 million, or 11.5% of net sales for the prior year nine-month period. Selling, general, and administrative expense excluding severance and one-time footprint optimization cost of $1.4 million was $24.2 million, or 12.1% of net sales.
•Operating income of $10.6 million, or 5.3% of net sales, compared to operating income of $15.8 million, or 6.6% of net sales for the prior year nine-month period.
•Net income of $8.1 million, or $0.93 per diluted share, compared to net income of $13.3 million, or $1.51 per diluted share for the prior year nine-month period. Adjusted net income1 of $9.2 million, or $1.06 per diluted share.
•Adjusted EBITDA1 of $23.1 million, or 11.6% of net sales, compared to $27.8 million, or 11.6% for the prior year nine-month period.
•151,584 shares repurchased under the share repurchase authorization at an average price of $14.82.

1Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures as defined and reconciled

2025 Capital Expenditures

The Company’s capital expenditures for the first nine months of 2025 were $9.3 million. The Company still anticipates spending approximately $10 to $12 million during 2025 on property, plant and equipment purchases for all of the Company's operations. Following the award of the Volvo Mexico business, the Company expects to invest approximately $25 million over the next 18 months, with $8 to $10 million anticipated to be spent by the end of fiscal 2025 and $2.5 million spent during the three months ended September 30, 2025. The Company generated a Return on Capital Employed1 of 6.5% for the trailing twelve months and 8.6% excluding cash.

Financial Position at September 30, 2025

The Company’s total liquidity at September 30, 2025 was $92.4 million, with $42.4 million in cash, $25.0 million of undrawn capacity under the Company’s revolving credit facility and $25.0 million of undrawn capacity under the Company's capex credit facility. The Company’s term debt was $20.2 million at September 30, 2025. The term debt-to-trailing twelve months Adjusted EBITDA1 was less than one times trailing twelve months Adjusted EBITDA1 as of September 30, 2025.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Eastern Time to discuss financial and operating results for the periods ended September 30, 2025. To access the call live by phone, dial (888) 506-0062 and ask for the Core Molding Technologies, access code 260801 at least 10 minutes prior to the start time. A telephonic replay will be available through November 18, 2025, by calling (877) 481-4010 and using passcode ID: 52957#. A webcast of the call will also be available live and for later replay on the Company’s Investor Relations website at www.coremt.com/investor-relations/events-presentations/.

About Core Molding Technologies, Inc.

Core Molding Technologies is a leading engineered materials company specializing in molded structural products, principally in building products, utilities, transportation and powersports industries across North America. The Company operates in one operating segment as a molder of thermoplastic and thermoset structural products. The Company’s operating segment consists of one reporting unit, Core Molding Technologies. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These thermoset processes include compression molding of sheet molding compound (“SMC”), resin transfer molding (“RTM”), liquid molding of dicyclopentadiene (“DCPD”), spray-up and hand-lay-up. The thermoplastic processes include direct long-fiber thermoplastics (“DLFT”) and structural foam and structural web injection molding. Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ operations may change proportionately more than revenues from operations.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws that are subject to risks and uncertainties. These statements often include words such as “believe”, “anticipate”, “plan”, “expect”, “intend”, “will”, “should”, “could”, “would”, “project”, “continue”, “likely”, and similar expressions. In particular, this press release may contain forward-looking statements about the Company’s expectations for future periods with respect to its plans to improve financial results, the future of the Company’s end markets. Factors that could cause actual results to differ from those reflected in forward-looking statements relating to our operations and business include: dependence on certain major customers, and potential loss of any major customer due to completion of existing production programs or otherwise; general macroeconomic, social, regulatory (including foreign trade policy) and political conditions; volatility in financial markets; inflationary pressures; changes in the plastics, transportation, marine and commercial product industries (including changes in demand for production); efforts of the Company to expand its customer base and develop new products to diversify markets, materials and processes and increase operational enhancements; the imposition of new or increased tariffs and the resulting consequences; Company initiatives to quote and execute manufacturing processes for new business, acquire raw materials, and complete investments to support new business; regulatory matters and labor relations; changes in the Company’s financial position; and other risks and uncertainties described in the Company’s filings with the SEC. These statements are based on certain assumptions that the Company has made in light of its experience as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including those included in the Company’s filings with the SEC. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

Company Contact:
Core Molding Technologies, Inc.
Alex Panda
Executive Vice President & Chief Financial Officer
apanda@coremt.com

Investor Relations Contact:
Three Part Advisors, LLC
Sandy Martin or Steven Hooser
smartin@threepa.com, shooser@threepa.com
214-616-2207

- Financial Statements Follow –

Core Molding Technologies, Inc.
Consolidated Statements of Operations
(unaudited, in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Net sales:
Products	$54,178	$71,258	$176,823	$231,045
Tooling	4,257	1,734	22,298	8,835
Total net sales	58,435	72,992	199,121	239,880

Total cost of sales	48,290	60,647	162,879	196,505

Gross margin	10,145	12,345	36,242	43,375

Selling, general and administrative expense	7,572	8,740	25,616	27,550

Operating income	2,573	3,605	10,626	15,825

Other income and expense
Net interest (income) expense	34	(144)	18	(99)
Net periodic post-retirement benefit	(117)	(138)	(344)	(414)
Total other (income) and expense	(83)	(282)	(326)	(513)

Income before income taxes	2,656	3,887	10,952	16,338

Income tax expense	779	727	2,840	3,000

Net income	$1,877	$3,160	$8,112	$13,338

Net income per common share:
Basic	$0.22	$0.36	$0.95	$1.53
Diluted	$0.22	$0.36	$0.93	$1.51

Core Molding Technologies, Inc.
Product Sales by Market
(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Medium and heavy-duty truck	$19,470	$41,324	$80,276	$129,674
Power sports	17,548	16,464	45,962	56,225
Building products	5,862	2,348	16,912	14,322
Industrial and utilities	5,851	4,961	17,095	12,482
All other	5,447	6,161	16,578	18,342
Net product revenue	$54,178	$71,258	$176,823	$231,045

Core Molding Technologies, Inc.
Consolidated Balance Sheets
(in thousands)

	As of
	September 30,	As of
	2025	December 31,
	(unaudited)	2024
Assets:
Current assets:
Cash and cash equivalents	$42,397	$41,803
Accounts receivable, net	34,877	30,118
Inventories, net	19,801	18,346
Prepaid expenses and other current assets	14,432	12,621
Total current assets	111,507	102,888

Right of use asset	4,113	2,112
Property, plant and equipment, net	81,227	80,807
Goodwill	17,376	17,376
Intangibles, net	3,708	4,430
Other non-current assets	1,761	1,937
Total Assets	$219,692	$209,550

Liabilities and Stockholders' Equity:
Liabilities:
Current liabilities:
Current portion of long-term debt	$1,918	$1,814
Accounts payable	20,734	17,115
Contract liabilities	3,946	2,286
Compensation and related benefits	6,346	7,585
Accrued other liabilities	5,447	7,911
Total current liabilities	38,391	36,711

Other non-current liabilities	4,401	2,620
Long-term debt	18,244	19,706
Post retirement benefits liability	3,228	3,152
Total Liabilities	64,264	62,189

Stockholders' Equity:
Common stock	86	86
Paid in capital	47,361	45,760
Accumulated other comprehensive income, net of income taxes	3,494	2,292
Treasury stock	(38,993)	(36,145)
Retained earnings	143,480	135,368
Total Stockholders' Equity	155,428	147,361
Total Liabilities and Stockholders' Equity	$219,692	$209,550

Core Molding Technologies, Inc.
Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine months ended September 30,
	2025	2024
Cash flows from operating activities:
Net income	$8,112	$13,338
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	9,504	10,018
Loss on disposal of property, plant and equipment	4	241
Share-based compensation	1,646	2,067
Losses (gain) on foreign currency	(285)	1,306
Change in operating assets and liabilities:
Accounts receivable	(4,759)	4,934
Inventories	(1,455)	1,376
Prepaid and other assets	(1,560)	(2,037)
Accounts payable	4,060	(270)
Accrued and other liabilities	(744)	56
Post retirement benefits liability	(357)	(867)
Net cash provided by operating activities	14,166	30,162
Cash flows from investing activities:
Purchase of property, plant and equipment	(9,305)	(7,045)
Net cash used in investing activities	(9,305)	(7,045)
Cash flows from financing activities:
Payments for taxes related to net share settlement of equity awards	(600)	(1,438)
Purchase of common shares	(2,249)	(2,364)
Payment of principal on term loans	(1,418)	(1,071)
Net cash used in financing activities	(4,267)	(4,873)
Net change in cash and cash equivalents	594	18,244
Cash and cash equivalents at beginning of period	41,803	24,104
Cash and cash equivalents at end of period	$42,397	$42,348
Cash paid for:
Interest	$771	$788
Income taxes	$3,341	$1,633
Non cash investing activities:
Fixed asset purchases in accounts payable	$207	$245

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Core Molding management uses non-GAAP measures in its analysis of the Company's performance. Investors are encouraged to review the reconciliation of non-GAAP financial measures to the comparable GAAP results available in the accompanying tables.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA represents net income before, as applicable from time to time, (i) interest expense, net, (ii) provision (benefit) for income taxes, (iii) depreciation and amortization of long-lived assets, (iv) share based compensation expense, (v) restructuring and severance costs, and (vi) nonrecurring legal settlement costs and associated legal expenses unrelated to the Company's core operations. Debt-to-trailing twelve months adjusted EBITDA represents total outstanding debt divided by trailing twelve months Adjusted EBITDA. Free Cash Flow represents net cash (used in) provided by operating activities less purchase of property, plant and equipment. Trailing twelve months return on capital employed represents the trailing twelve months earnings before (i) interest expense, net and (ii) provision (benefit) for income taxes divided by (i) stockholders' equity and (ii) current and long-term debt. Adjusted Net Income represents net income before severance cost (net of tax).

We present Adjusted EBITDA, Adjusted EBITDA as a percent of net sales, debt-to-trailing twelve months adjusted EBITDA, Free Cash Flow and trailing twelve months Return on Capital Employed because management uses these measures as key performance indicators, and we believe that securities analysts, investors and others use these measures to evaluate companies in our industry. These measures have limitations as analytical tools and should not be considered in isolation or as an alternative to performance measure derived in accordance with GAAP as an indicator of our operating performance. Our calculation of these measures may not be comparable to similarly named measures reported by other companies. The following tables present reconciliations of net income to Adjusted EBITDA, and Cash Flow from Operating Activities to Free Cash Flow, the most directly comparable GAAP measures, and Debt to trailing twelve months adjusted EBITDA and trailing twelve months Return on Capital Employed, for the periods presented:

Core Molding Technologies, Inc.
Net Income to Adjusted EBITDA Reconciliation
(unaudited, in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Net income	$1,877	$3,160	$8,112	$13,338
Provision for income taxes	779	727	2,840	3,000
Total other expenses(1)	(83)	(282)	(326)	(513)
Depreciation and amortization	3,093	3,376	9,444	9,956
Share-based compensation	521	562	1,646	2,067
Severance costs	—	—	979	—
Footprint optimization costs (restructuring)	220	$—	420	$—
Adjusted EBITDA	$6,407	$7,543	$23,115	$27,848

Adjusted EBITDA as a percent of net sales	11.0%	10.3%	11.6%	11.6%

(1)Includes net interest expense and non-cash periodic post-retirement benefit cost.

Core Molding Technologies, Inc.
Computation of Debt to Trailing Twelve Months Adjusted EBITDA
(unaudited, in thousands)

	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Trailing Twelve Months
Net income	$(39)	$2,183	$4,052	$1,877	$8,073
Provision for income taxes	1,182	750	1,311	779	4,022
Total other expenses(1)	(273)	(94)	(149)	(83)	(599)
Depreciation and amortization	3,362	3,194	3,157	3,093	12,806
Share-based compensation	428	631	494	521	2,074
Severance costs	1,066	500	479	—	2,045
Footprint optimization costs (restructuring)	—	—	200	220	420
Adjusted EBITDA	$5,726	$7,164	$9,544	$6,407	$28,841

Total Outstanding Term Debt as of September 30, 2025					$20,162

Debt to Trailing Twelve Months Adjusted EBITDA					0.70

(1)Includes net interest expense and non-cash periodic post-retirement benefit cost.

Core Molding Technologies, Inc.
Computation of Trailing Twelve Months Return on Capital Employed
(unaudited, in thousands)

	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Trailing Twelve Months
Operating Income	$869	$2,839	$5,214	$2,573	$11,495

Equity					$155,428
Structured Debt					$20,162
Total Capital Employed					$175,590

Return on Capital Employed					6.5%

Core Molding Technologies, Inc.
Computation of Trailing Twelve Months Return on Capital Employed Excluding Cash
(unaudited, in thousands)

	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Trailing Twelve Months
Operating Income	$869	$2,839	$5,214	$2,573	$11,495

Equity					$155,428
Structured Debt					$20,162
Less Cash					$(42,397)
Total Capital Employed, Excluding Cash					$133,193

Return on Capital Employed, Excluding Cash					8.6%

Core Molding Technologies, Inc.
Free Cash Flow
Nine Months Ended September 30, 2025 and 2024
(unaudited, in thousands)

	2025	2024
Cash flow provided by operations	$14,166	$30,162
Purchase of property, plant and equipment	(9,305)	(7,045)
Free cash flow	$4,861	$23,117

Core Molding Technologies, Inc.
Adjusted Net Income per Share
(unaudited, in thousands)

	Three Months Ended September 30		Nine Months Ended September 30
	2025	2024	2025	2024
Net Income	$1,877	$3,160	$8,112	$13,338
Severance costs (net of tax)	$—	$—	$773	$—
Footprint optimization costs (net of tax)	$174	$—	$332	$—
Adjusted net income	$2,051	$3,160	$9,217	$13,338

Weighted average common shares outstanding - basic	8,561,000	8,716,000	8,583,000	8,709,000
Weighted average common and potentially issuable common shares outstanding - diluted	8,688,000	8,793,000	8,709,000	8,812,000

Net income per share - basic	$0.22	$0.36	$0.95	$1.53
Severance costs (net of tax)	—	—	0.09	—
Footprint optimization costs (net of tax)	$0.02	$—	$0.04	$—
Adjusted net income per share - basic	$0.24	$0.36	$1.08	$1.53

Net income per share - diluted	$0.22	$0.36	$0.93	$1.51
Severance costs (net of tax)	—	—	0.09	—
Footprint optimization costs (net of tax)	$0.02	$—	$0.04	$—
Adjusted net income per share - diluted	$0.24	$0.36	$1.06	$1.51